FOR IMMEDIATE RELEASE
August 9, 2022
For more information contact:
Tim McHugh (419) 247-2800
Welltower Reports Second Quarter 2022 Results
Toledo, Ohio, August 9, 2022…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended June 30, 2022.
Recent Highlights
•Reported net income attributable to common stockholders of $0.20 per diluted share
•Reported normalized FFO attributable to common stockholders of $0.86 per diluted share
•Reported normalized FFO growth attributable to common stockholders per diluted share of 8.9% over the prior year, and 7.7% on a constant currency basis excluding Provider Relief Funds
•Reported total portfolio year-over-year same store NOI ("SSNOI") growth of 8.7%, driven by SSNOI growth in our Seniors Housing Operating ("SHO") portfolio of 15.4%
•SHO portfolio year-over-year same store revenue growth accelerated relative to the first quarter, increasing to 11.5% in the second quarter, driven by 500 bps of year-over-year average occupancy growth and 4.5% same store REVPOR growth
•Completed $1.6 billion of pro rata gross investments during the second quarter including $1.1 billion in acquisitions and loan funding and $448 million in development funding, continuing one of the most active starts to the year for investment activity in Welltower's history. Transactions during the period were funded, in part, through the issuance of Operating Partnership Units ("OP Units")
•Closed on an amended $5.2 billion unsecured credit facility with improved pricing across term loans
•Earned the 2022 ENERGY STAR® Partner of the Year Award for the fourth consecutive year and attained the level of Sustained Excellence, the Environmental Protection Agency's highest recognition within the ENERGY STAR® program, for the second consecutive year
COVID-19 Update
During the period, we recognized $17 million of Provider Relief Funds, as compared to guidance of approximately $6 million. As a result, second quarter 2022 net income attributable to common stockholders and normalized FFO benefited by approximately $0.02 per diluted share relative to guidance.
Our share of property-level expenses associated with the COVID-19 pandemic relating to our SHO portfolio totaled $9 million. Net of reimbursements including Provider Relief Funds and similar programs in the U.K. and Canada, our share of property-level expenses associated with the COVID-19 pandemic relating to our SHO portfolio totaled a benefit of approximately $13 million and $6 million for the three months and six months ended June 30, 2022, respectively, as compared to a benefit of approximately $1 million and $24 million for the three months and six months ended June 30, 2021, respectively. Such amounts had a favorable impact on net income attributable to common stockholders and normalized FFO per diluted share of $0.03 and $0.01 for the three months and six months ended June 30, 2022, respectively, and a favorable impact of less than $0.01 and $0.06 per diluted share for the three months and six months ended June 30, 2021, respectively.
Capital Activity and Liquidity In June 2022, we closed on an amended $5.2 billion unsecured credit facility with improved pricing across our term loans. The credit facility includes $4.0 billion of revolving credit capacity at a borrowing rate of 77.5 basis points over the adjusted SOFR rate, $1.0 billion of USD term loan capacity at a borrowing rate of 85.0 basis points over the adjusted SOFR rate and $250 million CAD term loan capacity at 85.0 basis points over CDOR. In addition, the revolving facility and term loans permit a reduction in the interest rate upon meeting certain reductions in greenhouse gas emissions.
Inclusive of available borrowings under our line of credit, cash and cash equivalents, and restricted cash, as of June 30, 2022, we had $4.1 billion of near-term available liquidity and no material senior unsecured note maturities until 2024. During the three months ended June 30, 2022, we settled 9.4 million shares of common stock that were sold under our ATM program via forward sale agreements, resulting in $820 million of gross proceeds. During the quarter, we extinguished $96 million of secured debt at a blended average interest rate of 4.09%.
On May 24, 2022, Welltower OP Inc., a wholly owned subsidiary of Welltower Inc., converted from a Delaware corporation into a Delaware limited liability company named Welltower OP LLC, effectively completing the formation of an UPREIT structure. This

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reorganization aligns our corporate structure with other publicly traded REITs and allows us to more efficiently acquire properties in a tax-deferred manner. Detailed information on the UPREIT reorganization can be found in the Form 8-K filed on May 23, 2022 and on our website.
Investment and Disposition Activity In the second quarter, we completed $1.6 billion of pro rata gross investments including $1.1 billion in acquisitions and loan funding, as well as $448 million in development funding. Transactions during this period were funded, in part, through the issuance of OP Units. We opened three development projects for an aggregate pro rata investment amount of $84 million. Additionally, during the quarter we completed pro rata property dispositions and loan payoffs of $101 million.
Notable Investment Activity Completed During the Quarter
Calamar During the second quarter, we acquired a portfolio of 25 senior apartment communities in non-coastal East Coast and Midwest markets, including 20 newer vintage properties and five properties currently in development, for $502 million or $172,000 per unit. The transaction was funded through cash, the assumption of debt and the issuance of OP Units. With the closing of this transaction, Welltower, as the largest owner of moderately priced age-restricted and age-targeted rental housing in the U.S., significantly expanded its market leadership with a total of nearly 10,000 units.
Cogir Management Corporation We continued to grow our relationship with Cogir, closing on three separate transactions during the quarter. In April, we closed on a three-property portfolio in Washington state for a pro rata purchase price of $244 million in a 90/10 joint venture, where Cogir also assumed the management of the properties.
Additionally, we closed on two properties in Montreal, Quebec for a pro rata purchase price of $102 million in a 95/5 joint venture and one property in Brentwood, California for a pro rata purchase price of $35 million in a 90/10 joint venture. Here to, Cogir assumed the management of the properties upon closing.
Oakmont Management Group During the quarter, we further expanded our relationship with Oakmont through the acquisition of an assisted living and memory care facility in Bakersfield, California for $22 million.
StoryPoint Senior Living As previously announced, we entered into an agreement to expand our relationship with StoryPoint Senior Living, a preeminent senior living operator based in Brighton, Michigan, through the acquisition of 33 communities throughout Michigan, Ohio and Tennessee under an aligned RIDEA 3.0 contract. During April, we closed on the first tranche through the acquisition of two recently opened communities located in Ohio and Tennessee for a pro rata purchase price of $65 million. The portfolio was acquired at a significant discount to estimated replacement cost and is expected to generate a high single-digit unlevered IRR.
Treplus Communities During the second quarter, we expanded our relationship with Treplus Communities through the acquisition of a portfolio of three class-A wellness housing communities in the Midwest. The communities feature unique environments with individual cottage style units, clubhouses, 24/7 concierge services, and offer residents a wellness-oriented social lifestyle.
Outpatient Medical Acquisition During the quarter, we acquired a medical office building in Pleasanton, California for $35 million. The property has approximately 93,000 rentable square feet and is currently 90% leased.
Other Transactions Additionally during the second quarter, we acquired four medical office buildings for $68 million. We disposed of two properties previously leased to Genesis Healthcare and one seniors housing operating property for proceeds of $21 million.
Investment Activity Subsequent to Quarter End
West Coast Transition Portfolio In July, we commenced the previously announced transition of 12 well-located properties on the West Coast of the U.S., representing 2,010 assisted living units, to three best-in-class operators in Oakmont, Cogir and Kisco Senior Living under well-aligned management contracts. The transitions are expected to drive improved NOI through both higher occupancy and lower expenses. Cogir and Kisco will each assume management of one property in markets where they will have existing local scale.
Oakmont Management Group In July, we continued to expand our relationship with Oakmont through the acquisition of three newly-constructed rental communities and three stable entrance fee communities in high barrier-to-entry California markets for an aggregate purchase price of $312 million. The portfolio will be managed by Oakmont under a RIDEA 3.0 management contract.
Dividend On August 9, 2022, the Board of Directors declared a cash dividend for the quarter ended June 30, 2022 of $0.61 per share. This dividend, which will be paid on August 31, 2022 to stockholders of record as of August 23, 2022, will be our 205th consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Outlook for Third Quarter 2022 The degree to which the COVID-19 pandemic continues to impact our operations and those of our operators and tenants, including the variability in the timing of recovery, is dependent on a variety of factors and remains highly uncertain. Accordingly, we are only introducing earnings guidance for the quarter ended September 30, 2022 and expect to report net income attributable to common stockholders in a range of $0.12 to $0.17 per diluted share and normalized FFO attributable to common stockholders in a range of $0.82 to $0.87 per diluted share. In preparing our guidance, we have made the following assumptions:

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•Same Store NOI: We expect average blended SSNOI growth of 7% to 9%, which is comprised of the following components:
◦Seniors Housing Operating approximately 15% to 20%
◦Seniors Housing Triple-net approximately 5% to 6%
◦Outpatient Medical approximately 1.75% to 2.75%
◦Health System approximately 2.75%
◦Long-Term/Post-Acute Care approximately 2.5% to 3.5%
•Provider Relief Funds: Our third quarter guidance includes approximately $7 million of Provider Relief Funds, which are expected to be received during the quarter.
•Impact of Interest Rates and Foreign Exchange Rates: Increased interest rates on floating rate debt and a strengthening U.S. Dollar relative to the British Pound and Canadian Dollar are expected to reduce third quarter 2022 normalized FFO attributable to common stockholders by approximately $0.03 per diluted share versus the second quarter 2022 and $0.04 per diluted share versus the third quarter 2021.

•General and Administrative Expenses: We anticipate third quarter general and administrative expenses to be approximately $34 million to $36 million and stock-based compensation expense to be approximately $5 million.
•Investments: Our earnings guidance includes only those acquisitions closed or announced to date. Furthermore, no transitions or restructures beyond those announced to date are included.
•Development: We anticipate funding approximately $670 million of development through the remainder of 2022 relating to projects underway on June 30, 2022.
•Dispositions: We expect pro rata disposition proceeds of $258 million at a blended yield of 5.9% in the next twelve months. This includes approximately $231 million of expected proceeds from properties classified as held-for-sale as of June 30, 2022 and $27 million of expected proceeds from loan repayments.
Our guidance does not include any additional investments, dispositions or capital transactions beyond those we have announced, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and SSNOI and Exhibit 3 for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our third quarter outlook and assumptions on the second quarter 2022 conference call.
Conference Call Information We have scheduled a conference call on Wednesday, August 10, 2022 at 9:00 a.m. Eastern Time to discuss our second quarter 2022 results, industry trends and portfolio performance. Telephone access will be available by dialing (888) 340-5024 or (646) 960-0135 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through August 17, 2022. To access the rebroadcast, dial (800) 770-2030 or (647) 362-9199 (international). The conference ID number is 8230248. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders ("NICS"), as defined by U.S. generally accepted accounting principles ("U.S. GAAP"), are the most appropriate earnings measurements. However, we consider funds from operations ("FFO"), normalized FFO, NOI, SSNOI, REVPOR and SS REVPOR to be useful supplemental measures of our operating performance. These supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts ("NAREIT") created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the Company between periods or as compared to other REITs or other companies on a consistent basis without having

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to account for differences caused by unanticipated and/or incalculable items. In addition, we believe that presentation of constant currency normalized FFO exclusive of Provider Relief Funds provides enhanced comparability for investor evaluations of period-over-period results.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to operators, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent costs unrelated to property operations or transaction costs. These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and sub-leases, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for 30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and UK properties using a consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our properties. No reconciliation of the forecasted range for SSNOI on a combined basis or by property type is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.
REVPOR represents the average revenues generated per occupied room per month at our Seniors Housing Operating properties. It is calculated as our pro rata version of total resident fees and services revenues from the income statement divided by average monthly occupied room days. SS REVPOR is used to evaluate the REVPOR performance of our properties under a consistent population which eliminates changes in the composition of our portfolio. It is based on the same pool of properties used for SSNOI and includes any revenue normalizations used for SSNOI. We use REVPOR and SS REVPOR to evaluate the revenue-generating capacity and profit potential of our Seniors Housing Operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our Seniors Housing Operating portfolio.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended June 30, 2022, which is available on the Company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”. Accordingly, investors should monitor such portion of our website in addition to following our press releases, public

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conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. Forward-looking statements, including statements related to Funds From Operations guidance, are not guarantees of future performance and involve risks and uncertainties that may cause Welltower’s actual results to differ materially from Welltower’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the impact of the COVID-19 pandemic; uncertainty regarding the implementation and impact of the CARES Act and future stimulus or other COVID-19 relief legislation; the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower’s ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting Welltower’s properties; Welltower’s ability to re-lease space at similar rates as vacancies occur; Welltower’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower’s properties; changes in rules or practices governing Welltower’s financial reporting; the movement of U.S. and foreign currency exchange rates; Welltower’s ability to maintain its qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower’s reports filed from time to time with the SEC. Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

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Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	June 30,
	2022	2021
Assets
Real estate investments:
Land and land improvements	$4,109,851	$3,448,542
Buildings and improvements	32,480,543	28,124,236
Acquired lease intangibles	1,902,141	1,516,971
Real property held for sale, net of accumulated depreciation	177,719	592,699
Construction in progress	900,633	458,844
Less accumulated depreciation and intangible amortization	(7,437,779)	(6,415,676)
Net real property owned	32,133,108	27,725,616
Right of use assets, net	324,720	453,621
Real estate loans receivable, net of credit allowance	956,285	1,097,299
Net real estate investments	33,414,113	29,276,536
Other assets:
Investments in unconsolidated entities	1,300,975	1,020,112
Goodwill	68,321	68,321
Cash and cash equivalents	363,339	513,602
Restricted cash	78,912	295,102
Straight-line rent receivable	408,575	331,381
Receivables and other assets	939,436	671,062
Total other assets	3,159,558	2,899,580
Total assets	$36,573,671	$32,176,116

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$354,000	$—
Senior unsecured notes	12,488,718	11,157,732
Secured debt	2,191,826	2,304,178
Lease liabilities	410,717	409,628
Accrued expenses and other liabilities	1,254,497	1,061,370
Total liabilities	16,699,758	14,932,908
Redeemable noncontrolling interests	420,018	392,379
Equity:
Common stock	464,778	423,933
Capital in excess of par value	24,465,041	21,161,838
Treasury stock	(111,691)	(108,633)
Cumulative net income	8,815,446	8,425,401
Cumulative dividends	(14,932,198)	(13,854,145)
Accumulated other comprehensive income	(145,196)	(127,948)
Total Welltower Inc. stockholders’ equity	18,556,180	15,920,446
Noncontrolling interests	897,715	930,383
Total equity	19,453,895	16,850,829
Total liabilities and equity	$36,573,671	$32,176,116

2Q22 Earnings Release	August 9, 2022

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2022	2021	2022	2021
	Revenues:
	Resident fees and services	$1,009,999	$740,891	$2,004,334	$1,464,355
	Rental income	361,411	354,723	717,801	657,566
	Interest income	37,140	38,448	76,134	58,027
	Other income	63,986	6,930	69,971	13,106
	Total revenues	1,472,536	1,140,992	2,868,240	2,193,054
	Expenses:
	Property operating expenses	854,083	642,657	1,707,752	1,259,983
	Depreciation and amortization	310,295	240,885	614,383	485,311
	Interest expense	127,750	122,341	249,446	245,483
	General and administrative expenses	36,554	31,436	74,260	61,362
	Loss (gain) on derivatives and financial instruments, net	(1,407)	(359)	1,171	1,575
	Loss (gain) on extinguishment of debt, net	603	55,612	591	50,969
	Provision for loan losses, net	165	6,197	(639)	7,580
	Impairment of assets	—	23,692	—	47,260
	Other expenses	35,166	11,687	61,235	22,681
	Total expenses	1,363,209	1,134,148	2,708,199	2,182,204
	Income (loss) from continuing operations before income taxes
	and other items	109,327	6,844	160,041	10,850
	Income tax (expense) benefit	(3,065)	2,221	(8,078)	(1,722)
	Income (loss) from unconsolidated entities	(7,058)	(7,976)	(9,942)	5,073
	Gain (loss) on real estate dispositions, net	(3,532)	44,668	19,402	103,748
	Income (loss) from continuing operations	95,672	45,757	161,423	117,949

	Net income (loss)	95,672	45,757	161,423	117,949
Less:	Net income (loss) attributable to noncontrolling interests (1)	5,888	19,500	9,714	20,146
	Net income (loss) attributable to common stockholders	$89,784	$26,257	$151,709	$97,803
	Average number of common shares outstanding:
	Basic	454,327	417,452	450,865	417,360
	Diluted	457,082	419,305	453,455	419,205
	Net income (loss) attributable to common stockholders per share:
	Basic	$0.20	$0.06	$0.34	$0.23
	Diluted(2)	$0.20	$0.06	$0.33	$0.23
	Common dividends per share	$0.61	$0.61	$1.22	$1.22

(1) Includes amounts attributable to redeemable noncontrolling interests.
(2) Includes adjustment to the numerator for income (loss) attributable to OP unitholders.

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FFO Reconciliations				Exhibit 1
(in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net income (loss) attributable to common stockholders	$89,784	$26,257	$151,709	$97,803
Depreciation and amortization	310,295	240,885	614,383	485,311
Impairments and losses (gains) on real estate dispositions, net	3,532	(20,976)	(19,402)	(56,488)
Noncontrolling interests(1)	(13,173)	(16,591)	(27,926)	(29,107)
Unconsolidated entities(2)	19,150	19,265	38,459	38,488
NAREIT FFO attributable to common stockholders	409,588	248,840	757,223	536,007
Normalizing items, net(3)	(14,975)	81,407	5,672	128,152
Normalized FFO attributable to common stockholders	$394,613	$330,247	$762,895	$664,159
Provider Relief Funds received	(17,132)	(5,294)	(17,733)	(40,976)
Provider Relief Funds attributable to noncontrolling interests and unconsolidated entities, net	26	264	45	126
Foreign currency impact(4)	4,720	(136)	6,495	674
Constant currency normalized FFO attributable to common stockholders, excluding Provider Relief Funds	$382,227	$325,081	$751,702	$623,983

Average diluted common shares outstanding	457,082	419,305	453,455	419,205

Per diluted share data attributable to common stockholders:
Net income (loss)(5)	$0.20	$0.06	$0.33	$0.23
NAREIT FFO	$0.90	$0.59	$1.67	$1.28
Normalized FFO	$0.86	$0.79	$1.68	$1.58
% growth	8.9%
Constant currency normalized FFO, excluding Provider Relief Funds	$0.84	$0.78	$1.66	$1.49
% growth	7.7%

Normalized FFO Payout Ratio:
Dividends per common share	$0.61	$0.61	$1.22	$1.22
Normalized FFO attributable to common stockholders per share	$0.86	$0.79	$1.68	$1.58
Normalized FFO payout ratio	71%	77%	73%	77%

Other items:(6)
Net straight-line rent and above/below market rent amortization(7)	$(26,127)	$(20,729)	$(46,141)	$(38,863)
Non-cash interest expenses(8)	5,552	4,714	10,273	8,349
Recurring cap-ex, tenant improvements, and lease commissions	(39,558)	(20,426)	(72,024)	(31,859)
Stock-based compensation(9)	5,900	4,129	13,341	9,510

(1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Foreign currency impact is calculated assuming constant exchange rates for all periods presented of 1.2286 for USD/CAD and of 1.3977 for GBP/USD.
(5) Includes adjustment to the numerator for income (loss) attributable to OP unitholders.
(6) Amounts presented net of noncontrolling interests' share and including Welltower's share of unconsolidated entities.
(7) Excludes normalized other impairment (see Exhibit 2).
(8) Excludes normalized foreign currency loss (gain) (see Exhibit 2).
(9) Excludes certain severance related stock-based compensation recorded in other expense (see Exhibit 2).

2Q22 Earnings Release	August 9, 2022

Normalizing Items				Exhibit 2
(in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2022		2021	2022	2021
Loss (gain) on derivatives and financial instruments, net	$(1,407)	(1)	$(359)	$1,171	$1,575
Loss (gain) on extinguishment of debt, net	603	(2)	55,612	591	50,969
Provision for loan losses, net	165	(3)	6,197	(639)	7,580
Nonrecurring income tax benefits	—		(6,298)	—	(6,298)
Other impairment	(620)	(4)	—	(620)	49,241
Other expenses	35,166	(5)	11,687	61,235	22,681
Lease termination and leasehold interest adjustment	(56,397)	(6)	—	(64,854)	—
Casualty losses, net of recoveries	2,673	(7)	—	2,686	—
Foreign currency loss (gain)	1,840	(8)	—	1,840	—
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	3,002	(9)	14,568	4,262	2,404
Net normalizing items	$(14,975)		$81,407	$5,672	$128,152

Average diluted common shares outstanding	457,082		419,305	453,455	419,205
Net normalizing items per diluted share	$(0.03)		$0.19	$0.01	$0.31

(1) Primarily related to mark-to-market of the equity warrants received as part of the Safanad/HC-One transaction that closed in 2021.
(2) Primarily related to the extinguishment of secured debt.
(3) Primarily related to reserves for loan losses under the current expected credit losses accounting standard.
(4) Primarily related to the release of previously reserved straight-line receivables.
(5) Primarily related to non-capitalizable transaction costs, including an accrual for non-capitalizable promotes, and legal fees and accrued litigation settlements.
(6) Effective April 1, 2022, our leasehold interest relating to the master lease with National Health Investors ("NHI") for 17 properties assumed in conjunction with the Holiday Retirement acquisition was terminated as a result of the transition or sale of the properties by NHI. We recognized a gain of $58,621,000 related to the termination of this lease in other income. The net impact of these leasehold properties, inclusive of the gain, has been excluded from normalized FFO.

(7) Primarily relates to casualty losses net of any insurance recoveries.
(8) Primarily relates to foreign currency gains and losses related to accrued interest on intercompany loans and third party debt denominated in a foreign currency.
(9) Primarily related to our share of non-capitalizable transaction costs on unconsolidated entities.

Outlook Reconciliation: Quarter Ending September 30, 2022		Exhibit 3
(in millions, except per share data)	Current Outlook
	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$57	$81
Depreciation and amortization(1)	334	334
NAREIT FFO and Normalized FFO attributable to common stockholders	$391	$415

Diluted per share data attributable to common stockholders:
Net income	$0.12	$0.17
NAREIT FFO and Normalized FFO	$0.82	$0.87

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(25)	$(25)
Non-cash interest expenses	6	6
Recurring cap-ex, tenant improvements, and lease commissions	(49)	(49)
Stock-based compensation	5	5

(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.

2Q22 Earnings Release	August 9, 2022

SSNOI Reconciliation			Exhibit 4
(in thousands)	Three Months Ended
	June 30,
	2022	2021	% growth
Net income (loss)	$95,672	$45,757
Loss (gain) on real estate dispositions, net	3,532	(44,668)
Loss (income) from unconsolidated entities	7,058	7,976
Income tax expense (benefit)	3,065	(2,221)
Other expenses	35,166	11,687
Impairment of assets	—	23,692
Provision for loan losses	165	6,197
Loss (gain) on extinguishment of debt, net	603	55,612
Loss (gain) on derivatives and financial instruments, net	(1,407)	(359)
General and administrative expenses	36,554	31,436
Depreciation and amortization	310,295	240,885
Interest expense	127,750	122,341
Consolidated NOI	618,453	498,335
NOI attributable to unconsolidated investments(1)	23,648	21,180
NOI attributable to noncontrolling interests(2)	(82,804)	(43,786)
Pro rata NOI	559,297	475,729
Non-cash NOI attributable to same store properties	(22,628)	(4,477)
NOI attributable to non-same store properties	(117,823)	(91,094)
Currency and ownership adjustments(3)	1,696	256
Normalizing adjustments, net(4)	(14,780)	(7,061)
Same Store NOI (SSNOI)	$405,762	$373,353	8.7%

Seniors Housing Operating	154,230	133,684	15.4%
Seniors Housing Triple-net	84,320	76,692	9.9%
Outpatient Medical	101,848	99,372	2.5%
Health System	42,954	41,804	2.8%
Long-Term/Post-Acute Care	22,410	21,801	2.8%
Total SSNOI	$405,762	$373,353	8.7%

Notes:	(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner and includes an adjustment to remove NOI related to certain leasehold properties. See Exhibit 2 for more information.
(3) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(4) Includes other adjustments described in the accompanying Supplement.

2Q22 Earnings Release	August 9, 2022

Reconciliation of SHO SS REVPOR Growth		Exhibit 5
(in thousands except SS REVPOR)	Three Months Ended
	June 30,
	2022	2021
Consolidated SHO revenues	$1,071,210	$742,549
Unconsolidated SHO revenues attributable to WELL(1)	51,456	44,966
SHO revenues attributable to noncontrolling interests(2)	(121,704)	(59,347)
SHO pro rata revenues(3)	1,000,962	728,168
Non-cash revenues on same store properties	(613)	(571)
Revenues attributable to non-same store properties	(306,259)	(100,881)
Currency and ownership adjustments(4)	1,989	(2,682)
SHO SS revenues(5)	$696,079	$624,034
SHO SS revenue YOY growth	11.5%
Average occupied units/month(6)	41,469	38,854
SHO SS REVPOR(7)	$5,611	$5,368
SS REVPOR YOY growth	4.5%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner and includes an adjustment to remove revenues related to certain leasehold properties. See Exhibit 2 for more information.
(3) Represents SHO revenues at Welltower pro rata ownership.
(4) Includes where appropriate adjustments to reflect consistent property ownership percentages, to translate Canadian properties at a USD/CAD rate of 1.2738 and to translate UK properties at a GBP/USD rate of 1.3501.

(5) Represents SS SHO revenues at Welltower pro rata ownership.
(6) Represents average occupied units for SS properties on a pro rata basis.
(7) Represents pro rata SS average revenues generated per occupied room per month.

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